Exhibit 4.7

Spider Rock Claims

Assignment Agreement

THIS AGREEMENT is dated for reference the 31st day of March, 2006.

BETWEEN:

EMERALD ISLE INVESTMENTS LTD. AND OR ASSIGNS., a Nevada Corporation having its offices located at 200 – 6371 Richmond Avenue, Houston, Texas, U.S.A. 77057

(“Emerald”)

OF THE FIRST PART

AND:

ANGL0-CANADIAN URANIUM CORP., a body corporate having its offices located at 1150-355 Burrard Street, Vancouver, British Columbia, V6C 2G8

(“Anglo”)

OF THE SECOND PART

WHEREAS:

A.

Emerald entered onto an option agreement (the “Option Agreement”) with H & H Stone Company, Inc., Fred Holley and Marty Holley (collectively “H & H”) dated February 9, 2006 pursuant to the terms of which Emerald was granted an option (the “Option”) for the purchase of up to a 100% interest in four uranium and vanadium mineral claims known as the Spider Rock Claims situated in Colorado;

B.

Emerald has agreed to assign and transfer (the “Assignment”) to Anglo and Anglo has agreed to acquire from Emerald all of Emerald’s right, title, interest and obligations in the Option Agreement in accordance with the terms and conditions contained herein;

C.

Anglo has agreed to be bound by the terms of the Option Agreement after the date of execution hereof; and

D.

H & H has agreed to consent to the Assignment.

WITNESSETH that for and in consideration of the premises and the respective and mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.

Emerald hereby bargains, sells, assigns and transfers to Anglo all its right, title and interest in and to the Option Agreement and all benefits, advantages and obligations to be derived therefrom in consideration of the following.

2.

The payment of the sum of $25,000 U.S. and the issuance of 200,000 shares in the capital of Anglo to Emerald within three business days of Anglo receiving TSX Venture Exchange approval to the terms of this Agreement (“Approval Date”).

3.

The issuance of 200,O0O shares in the capital of Anglo to Emerald one year from the Approval Date.

4.

Emerald represents and warrants to Anglo it is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power, absolute authority and capacity to enter into this Agreement and to carry out the transaction contemplated herein and that it has taken all corporate actions necessary to enter into this Agreement.

5.

Anglo represents and warrants to Emerald it is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia with full power, absolute authority and capacity to enter into this Agreement and to carry out the transaction contemplated herein and that it has taken all corporate actions necessary to enter into this Agreement.

6.

Anglo from and after the date of execution of this Agreement will and does hereby assume and agree to be bound by the terms of the Option Agreement and all of the covenants and agreements of Emerald contained therein to the same extent as if Anglo has been named therein in the place and stead of Emerald. For the sake of greater certainty this includes the issuance of hte100,000 shares referred to in paragraph 3 of the Option Agreement.

7.

Anglo will indemnify and save Emerald harmless from and in respect of all losses, damages, expenses, liabilities and costs sustained or incurred by Emerald resulting in any way, whether directly or indirectly, by a default or breach by Anglo under the Option Agreement or work carried out on the mineral claims from and after the date of execution of this Agreement.

8.

Emerald will remain liable under the Option Agreement up to the date of execution of this Agreement and will indemnify and save H & H harmless from and in respect of all losses, damages, expenses, liabilities and costs sustained or incurred by H & H resulting in any way, whether directly or indirectly, by a default or breach by Emerald under the Option Agreement prior to the date of execution of this Agreement.

9.

The rights of neither party shall be prejudiced by events beyond a party’s reasonable control, including, without limiting, environmental restrictions or approvals, the exigencies of nature government and acts of God particularly as they may affect exploration and development of the mineral claims hereof all time herein provided for shall be extended by the period necessary to cure any such event and the party affected shall use all reasonable means to do so promptly.

10.

Any notice given pursuant hereto shall be in writing and shall be delivered or mailed by prepaid registered post to the other party at its address set forth in the beginning of this Agreement and if so delivered shall be deemed to be effective immediately and if so mailed shall be deemed to have been given on the fifth postal delivery day following the date of mailing.

11.

Any issuance of shares required to be made pursuant to the Option Agreement or this Agreement shall be delivered to Emerald in the manner for the giving of notice as herein provided and

12.

Time shall be of the essence of this Agreement and should the parties fix new dates for the performance of any obligation, time shall thereafter again be of the essence of this Agreement.

13.

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

14.

 The parties will from time to time, as necessary, do and execute or cause to be done and executed all acts, documents, deeds, conveyances and other instruments which may reasonably be necessary or advisable to carry out the intent of’ this Agreement.

15.

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns

IN WITNESS WHEREOF the parties hereto have executed Ibis Agreement as of the day and year first above written.

EMERALD ISLE INVESTMENTS, LTD

~~EMERALD MINERALS LIMITED~~

Per:	/s/ signed
Authorized Signatory

ANGLO-CANADIAN URANIUM CORP.

Per:	/s/ signed
Authorized Signatory